Exhibit 99.1

Press Release

VIA NET.WORKS SIGNS LETTER OF INTENT TO SELL ALL OPERATIONS

TO CLARANET FOR $27 MILLION IN CASH

AMSTERDAM, The Netherlands, April 11 /PRNewswire-FirstCall/ — VIA NET.WORKS, Inc. (Nasdaq: VNWI; Euronext), a provider of business communication solutions to small- and medium-sized enterprises in Europe and the U.S., today announced that it has signed a letter of intent with Claranet, an independent and privately held European internet service provider. Under the terms of the letter of intent, Claranet would purchase all VIA’s business operations for a total of between $26.5 million to $27 million in cash.

In signing the letter of intent, Claranet has paid a deposit of $3 million against the purchase price to secure exclusive negotiation rights with VIA until 30 April.

VIA noted that the key terms of the letter of intent are as follows:

•                  Claranet would acquire all of VIA’s European and U.S. businesses, including PSINet Europe operations and the Amen Group.

•                  Claranet would acquire certain assets and liabilities of the parent company, VIA NET.WORKS, Inc., pertaining to VIA’s centralized back office financial and technical support systems, but other assets and liabilities would not be assumed.

•                  The transaction would be subject to approval by the VIA NET.WORKS, Inc. shareholders; a proxy statement would be distributed as soon as possible after signing of definitive agreements and review by the Securities and Exchange Commission.

•                  For the period between the signing of the definitive purchase agreement and closing of the transaction, Claranet would provide an interim working capital facility up to $6 million, secured by pledges by VIA of shares in certain of its European subsidiaries; the purchase price would be reduced by the amount that VIA drew down on this facility.

VIA further noted that Claranet’s offer has resulted from an active bidding process during which a number of financial and industry participants have extended proposals for debt and equity financing or acquisition of all or parts of VIA’s businesses.

Ray Walsh, VIA’s Chief Executive Officer, stated: “We have undertaken an intensive process these past several weeks working in parallel with a number of potential strategic partners to negotiate the best transaction for our shareholders. We also believe that Claranet’s offer will provide the best value for our employees, customers, creditors and other constituencies. We know and feel comfortable with their executive team, having sold our UK operation to Claranet last September.”

Charles Nasser, Claranet’s Chief Executive Officer, stated: “Following our past acquisitions on the continent and last year’s acquisition of VIA’s UK operations, Claranet is consolidating its position as a leading European provider of communication services to business, adding to the group’s future revenues and profits. We look forward to working with VIA’s customers and staff and continuing to invest in our growth.”

VIA stated that, on entering a definitive purchase agreement with Claranet, it would expect to convene a meeting of its shareholders within the next two or three months to consider the transaction for approval. The company also stated that with this letter of intent in hand and definitive agreements with Claranet being sought by no later than April 30th, it expects to complete and file its Annual Report on Form 10-K for 2004. Further information about the proposed transaction would be included in the proxy statement.

On completion of a transaction with Claranet, VIA NET.WORKS, Inc. would expect to dispose of remaining portions of its business not purchased by Claranet, pay amounts owed and distribute remaining funds to its shareholders. Further financial details, including pro forma estimates of amounts expected to be distributed to shareholders after payment of liabilities, would be provided in VIA’s proxy statement to its shareholders.

The definitive agreements would be subject to various conditions to completion, including absence of material adverse change in VIA’s business. There can be no assurance that VIA will be successful in negotiating the definitive agreements or achieving completion of the proposed transaction.

About VIA NET.WORKS, Inc.

VIA NET.WORKS, Inc. (Nasdaq: VNWI; Euronext) is a leading provider of business communication solutions to more than 135,000 small- and medium-sized businesses in Europe and the United States. VIA offers a comprehensive portfolio of business communications services, including hosting, security, connectivity, networks, voice and professional services. Website: http://www.vianetworks.com.

About CLARANET

Claranet originated in the UK in 1996 and has since become one of the most successful independent Internet Service Providers in Europe, with operations also in France, Spain, and Germany. For business users across Europe, Claranet is able to provide managed connectivity and web hosting services, e-commerce, Leased Lines, DSL, VPNs and security products. Website: http://www.clara.net.

Contacts

Investor contact:		Media contact:
Michael Geczi		Piers Schreiber
Tel:	1 212 681 1700, ext. 156	Tel:	+31 20 502 0072
Cell:	1 917 439 8377	Cell:	+31 65 535 8087
Fax:	1 212 681 6961	Fax:	+31 20 502 0001
Email:	mgeczi@torrenzano.com	Email:	pschreiber@vianetworks.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding VIA NET.WORKS’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.